Exhibit 10.1

Albemarle Corporation

2013 Stock Compensation and Deferral Election Plan

for Non-Employee Directors

-i-

Albemarle Corporation

2013 Stock Compensation and Deferral Election Plan

for Non-Employee Directors

Article 1	Establishment, Purpose, and Duration

1.1 Establishment. Albemarle Corporation, a Virginia corporation (hereinafter referred to as the “Company”), hereby establishes a compensation plan to be known as the Albemarle Corporation 2013 Stock Compensation and Deferral Election Plan for Non-Employee Directors (hereinafter referred to as the “Plan”), in accordance with the terms and conditions of the Plan as set forth in this document.

This Plan shall constitute a merger of the 2008 Stock Compensation Plan for Non-Employee Directors originally effective April 30, 2008 (“Stock Plan”) and the Directors’ Deferred Compensation Plan originally effective July 1, 1996 (“Deferral Plan”).

This Plan shall become effective on the date the Plan is approved by the Company’s shareholders at an Annual Meeting (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of this Plan. The purpose of this Plan is to enable the Company to pay part of the compensation of its non-employee Directors in shares of the Company’s common stock and to allow the Company’s non-employee Directors to defer some or all of their directors’ fees.

1.3 Duration of this Plan. Unless terminated earlier as provided herein, this Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

Article 2	Definitions

Whenever used in this Plan, the following capitalized terms shall have the meanings set forth below.

2.1 “Administrator” means the General Counsel of the Company.

2.2 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, and is designated as an Affiliate for purposes of this Plan by the Administrator.

2.3 “Annual Grant Limit” and “Annual Grant Limits” shall mean the number of shares or dollar amounts set forth in Section 4.1.

2.4 “Annual Meeting” means the annual meeting of the shareholders of the Company held in the relevant year.

2.5 “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act on the date of this Plan, and is designated as an Associate for purposes of this Plan by the Administrator.

2.6 “Beneficiary” or “Beneficiaries” means any Person or persons designated on a Beneficiary Designation Form by a Director as allowed in Article 10 to receive Stock Compensation and unpaid Deferred Benefits under this Plan. If there is no valid designation by the Director, or if the designated Beneficiary or Beneficiaries fail to survive the Director or otherwise fail to take the benefit, the Director’s Beneficiary shall be the first of the following who survives the Director: (i) a Director’s spouse (the person legally married to the Director when the Director dies); (ii) the Director’s children in equal shares, and (iii) the Director’s estate.

2.7 “Beneficiary Designation Form” means a form acceptable to the Administrator or its designee used by a Director pursuant to Article 10 hereof to name his or her Beneficiary or Beneficiaries who will receive his or her Stock Compensation and unpaid Deferred Benefits under this Plan, if any, when he or she dies.

2.8 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act. A Person shall be deemed to “beneficially own” any securities owned, directly or indirectly by such Person or such Person’s Affiliates or Associates. A Person shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” securities: (i) tendered pursuant to a tender or exchange offer made by such Person or any such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; (ii) as a result of an agreement, arrangement or understanding to vote such securities if such agreement, arrangement or understanding: (1) arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with the applicable provisions of the General Rules and Regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) if such Person is engaged in business as an underwriter of securities who acquires any securities of the Corporation through such Person’s participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933, as amended (the “Securities Act”), until the expiration of forty days after the date of acquisition. In no case shall an officer or director of the Corporation be deemed the Beneficial Owner of any securities: (1) beneficially owned by another officer or director of the Corporation solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Corporation; or (2) held of record by the trustee of any employee benefit plan of the Corporation or any Subsidiary of the Corporation for the benefit of any employee of the Corporation or any Subsidiary of the Corporation, other than the officer or director, by reason of any influences that such officer or director may have over the voting of the securities held in the trust.

2.9 “Board” or “Board of Directors” means the Board of Directors of the Company or its successors.

2.10 “Cash Compensation” means a Director’s Chair Fee and Director Fee for the Compensation Year, which fees are paid on a quarterly basis. With respect to the Non-Executive Chairman (“NEC”) of the Company, Cash Compensation shall also include additional fees paid to him or her for services rendered as NEC of the Company.

2.11 “Cash Distribution Date” means the date specified under Section 7.3(b)(iii) used for determining earnings and losses accrued on a Deferred Cash Benefit subject to Directed Investments.

2.12 “Chair Fee” means that portion of a Director’s Cash Compensation that is fixed and paid for service as a Chair of the Audit Committee, the Executive Compensation Committee, the Health Safety and Environment Committee or the Nominating and Governance Committee of the Board.

2.13 “Change in Control” means the occurrence of any of the following events:

(i)	any person or group, as defined in Section 13(d)(3) of the Exchange Act becomes, directly or indirectly, the Beneficial Owner of 20% or more of the combined voting power of the then outstanding voting securities (other than as a result of an issuance of securities approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made); provided, however, in the event such person or group becomes the Beneficial Owner of 20% or more, and less than 30%, of such voting securities, such event shall not constitute a Change in Control if so determined by a vote of at least two-thirds of the Continuing Directors;

(ii)	as a result of a reorganization, merger, share exchange or consolidation (each, a “Business Combination”), contested election of Directors or a combination of any such items (each, a “Business Change”), the Continuing Directors cease to constitute a majority of the Board of Directors within two years of the last such Business Change; or

(iii)	the Company’s shareholders approve a Business Combination and such Business Combination is consummated, provided, however, such event shall not constitute a Change in Control if all or substantially all of the Beneficial Owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own more than 60% (and no one Person owns more than 30%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Person resulting from the Business Combination in substantially the same proportions as immediately prior to such Business Combination, and at least a majority of the directors of the Person resulting from such Business Combination are Continuing Directors.

2.14 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.15 “Common Stock” means the common stock of the Company.

2.16 “Company” or “Corporation” means Albemarle Corporation, a Virginia corporation, and any successor thereto as provided in Article 11 herein.

2.17 “Compensation Year” means the 12-month period commencing on July 1st each year.

2.18 “Continuing Director” means, as of any date of determination, any member of the Board who (a) was a member of the Board on December 31, 2012, or (b) was nominated for election or elected to the Board with the approval of the majority of the Board at the time of such nomination or election.

2.19 “Deferral Election” means a Director’s election to defer Cash Compensation or Stock Compensation granted or earned during the Deferral Year.

2.20 “Deferral Election Form” means a document governed by the provisions of Article 7 of this Plan, including the portion that is the Distribution Election Form and the related Beneficiary Designation Form that applies to all of that Director’s Deferred Benefits under the Plan.

2.21 “Deferral Plan” means the Directors’ Deferred Compensation Plan as in effect on the day before the Effective Date.

2.22 “Deferral Year” means a calendar year for which a Director has an operative Deferral Election Form.

2.23 “Deferred Benefit” means either a Deferred Cash Benefit or a Deferred Stock Benefit under the Plan for a Director who has submitted an operative Deferral Election Form pursuant to Article 7 of this Plan.

2.24 “Deferred Cash Account” means that bookkeeping record established for each Director who elected a Deferred Cash Benefit under the Prior Plan, elects to defer some or all of his or her Cash Compensation for a Compensation Year, or elects to make the one-time election available under Section 7.4(c) to transfer amounts from his or her Deferred Stock Account to a Deferred Cash Account. A Deferred Cash Account is established only for purposes of measuring a Deferred Cash Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Cash Benefit. A Deferred Cash Account will be credited with the Director’s Cash Compensation deferred as a Deferred Cash Benefit according to a Deferral Election Form and according to Section 7.3 of this Plan. A Deferred Cash Account will be credited periodically with amounts based upon Interest Crediting or as Directed Investments, as applicable, pursuant to Section 7.3(b) of this Plan.

2.25 “Deferred Cash Benefit” means the Deferred Benefit elected by a Director under the Prior Plan or Cash Compensation that a Director elects to defer under Article 7 or transfer from a Deferred Stock Account under Section 7.4(c), that results in payments governed by Section 7.3 and Article 8 of this Plan.

2.26 “Deferred Stock Account” means that bookkeeping record established for each Director who elected a Deferred Stock Benefit under the Prior Plan or who elects to defer some or all of his or her Stock Compensation for a Compensation Year. A Deferred Stock Account is established only for purposes of measuring a Deferred Stock Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Stock Benefit. A Deferred Stock Account will be credited with the Director’s Stock Compensation deferred as a Deferred Stock Benefit according to a Deferral Election Form and according to Section 7.4 of this Plan. A Deferred Stock Account will be credited periodically with amounts determined under Section 7.4(b) of this Plan.

2.27 “Deferred Stock Benefit” means the Deferred Benefit elected by a Director under the Prior Plan or Stock Compensation that a Director elects to defer under Article 7 that results in payments governed by Section 7.4 and Article 8 of this Plan.

2.28 “Directed Investments” shall mean the crediting of earnings and losses for a Director’s Deferred Cash Account pursuant to Section 7.3(b)(ii) of the Plan which earnings and losses shall be based on the experience of investment options designated for the Plan by the Administrator and selected by each Director.

2.29 “Director” means each director of the Company who is not an employee of the Company.

2.30 “Director Fee” means that portion of a Director’s Cash Compensation that is fixed and paid without regard to attendance at meetings.

2.31 “Disabled” or “Disability” means a Director’s inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12) months or longer.

2.32 “Distribution Election Form” means that part of a Deferral Election Form used by a Director according to this Plan to establish the duration of deferral and the form of payments (lump sum or a designated number of annual installments) of a Deferred Benefit. If a Deferred Benefit has no Distribution Election Form that is operative according to Article 7 of this Plan, distribution of that Deferred Benefit is governed by Article 8 of this Plan.

2.33 “Effective Date” has the meaning set forth in Section 1.1.

2.34 “Election Date” means the date established by this Plan as the date before which a Director must submit a valid Deferral Election Form to the Administrator. For each Deferral Year, the Election Date is December 31 of the preceding calendar year. However, for an individual who becomes a Director during a Deferral Year, the Election Date is the thirtieth day following the date that he becomes a Director. The Administrator may set an earlier date as the Election Date for any Deferral Year.

2.35 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.36 “Fair Market Value” or “FMV” means, on any given date, the closing price of a Share as reported on the New York Stock Exchange (“NYSE”) composite tape on such date, or if Shares were not traded on the NYSE on such day, then on the next preceding day that Shares were traded on the NYSE; in the event Shares are traded only on an exchange other than the NYSE, references herein to the NYSE shall mean such other exchange.

2.37 “Financial Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or the Director’s dependent; loss of the Director’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director and qualifying as an Unforeseeable Emergency for purposes of Section 409A.

2.38 “Grant” means the grant of Shares made to Directors pursuant to Article 6 of this Plan.

2.39 “Grant Date” means the date a Grant is made to a Director pursuant to Article 6 of this Plan.

2.40 “Grant Price” means the FMV of Shares on the Grant Date.

2.41 “Interest Crediting” shall mean the crediting of interest for a Director’s Deferred Cash Account pursuant to Section 7.3(b)(i) of the Plan which interest shall be calculated at interest rates determined by the Administrator.

2.42 “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

2.43 “Plan” means this Albemarle Corporation 2013 Stock Compensation and Deferral Election Plan for Non-Employee Directors.

2.44 “Prior Plan” means the Stock Plan or Deferral Plan, as applicable.

2.45 “Section 409A” means Section 409A of the Code and all rulings and regulations promulgated thereunder.

2.46 “Share” means a share of Common Stock of the Company and, where applicable, means specifically the shares of Common Stock granted pursuant to Article 6 of this Plan.

2.47 “Stock Compensation” means Shares of stock issued to the Directors as part of their annual compensation.

2.48 “Stock Plan” means the 2008 Stock Compensation Plan for Non-Employee Directors as in effect on the day before the Effective Date.

2.49 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, more than fifty percent (50%) equity interests or is otherwise controlled by the Company.

2.50 “Terminate”, “Terminating”, or “Termination”, with respect to a Director, means cessation of his or her relationship with the Company as a director whether by death, Disability or severance for any other reason provided there is a “separation from service” for purposes of Section 409A.

Article 3	Administration

3.1 General. The Administrator shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Administrator may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Administrator, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Directors, the Company, and all other interested individuals.

3.2 Authority of the Administrator. The Administrator shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any agreement or document ancillary to or in connection with this Plan, to determine eligibility for Grants and the right to make deferrals, and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Administrator may deem necessary or proper. Such authority shall include, but not be limited to, determining Grant recipients, establishing Grant and deferral terms and conditions, construing any ambiguous provision of the Plan, and, subject to Article 12, adopting modifications and amendments to this Plan, including without limitation, any that are necessary to comply with applicable laws.

3.3 Delegation. The Administrator may delegate to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Administrator or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Administrator or such individuals may have under this Plan.

Article 4	Shares Subject to this Plan and Maximum Grants

4.1 Number of Shares Available for Grants.

(a)	Subject to adjustment as provided in Section 4.3, the maximum number of Shares available for issuance to Directors under this Plan on or after the Effective Date shall be 500,000 Shares (the “Share Authorization”). As of the Effective Date, any Shares remaining available for issuance under the Prior Plans shall be cancelled.

(b)	The aggregate Fair Market Value (determined as of the Grant Date) of Shares that may be issued as Stock Compensation Grants under Article 6 of this Plan to a Director in any Compensation Year shall not exceed $150,000.

4.2 Share Usage. Shares covered by a Grant shall only be counted as used to the extent they are actually issued. Any Shares related to Grants or Deferred Stock which terminate by forfeiture, cancellation, or otherwise shall be available again for grant under this Plan. The Shares available for issuance under this Plan shall be registered under the Securities Act on Form S-8 (or any successor form or another appropriate form).

4.3 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Administrator, in its sole discretion, in order to prevent dilution or enlargement of Directors’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan, the number and kind of Shares subject to outstanding Grants, the Annual Grant Limits, and other value determinations applicable to outstanding Grants.

Subject to the provisions of Section 6.7 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Administrator may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

Article 5	Eligibility and Participation

5.1 Eligibility. Each non-employee who is a Director of the Corporation on the Effective Date of the Plan or who thereafter becomes a non-employee Director of the Corporation shall be eligible to participate in the Plan until the non-employee Director is no longer serving as a non-employee Director of the Corporation.

Article 6	Grants of Shares

6.1 Annual Grants. As of each July 1st, commencing with July 1, 2013, the Company will grant to each Director a number of Shares for that Compensation Year. The number of Shares granted to each Director shall be determined by (i) dividing the amount of each Director’s cash retainer for the Compensation Year by the Fair Market Value of the Shares on the first day of the Compensation Year (which date is the Grant Date for purposes of this Plan), and (ii) rounding such number of Shares up to the nearest increment of 25 Shares. Except as provided herein, the Shares shall remain unvested and forfeitable.

6.2 Partial Year Directors. For individuals who become Directors after the first day of the Compensation Year, such Directors shall receive a pro-rata number of Shares for the Compensation Year based on the number of days remaining in the Compensation Year. The number of Shares granted under this Section 6.2 shall be determined pursuant to Section 6.1 but based on the Fair Market Value of the Shares on the date the Director becomes a Director, which date shall be the Grant Date with respect to such Shares.

6.3 Limits on Shares. The Administrator shall have the authority to increase the number of Shares granted to each Director during a Compensation Year but in no event shall the amount granted exceed the limits set forth in Article 4 above.

6.4 Vesting of Shares. Subject to Section 6.7, each Director’s Shares pursuant to a Grant (including the Shares of Directors whose Grants were subject to Section 6.2) shall become vested and non-forfeitable on the July 1st next following the Grant Date referred to in Section 6.1. Notwithstanding the foregoing, the Administrator may determine each year, in its sole discretion, that a different vesting schedule shall apply to the Grant for that year.

6.5 Death or Disability Before Vesting. Subject to Section 6.7, if a Director dies or becomes Disabled while he or she is a Director, all Shares that are forfeitable shall become non-forfeitable as of the date of the Director’s death or Disability.

6.6 Forfeiture of Nonvested Shares. (a) Subject to paragraph (b) and Section 6.7, all Shares that are forfeitable shall be forfeited if a Director Terminates his or her service as a Director before the Shares become vested under Section 6.4, except by reason of the Director’s death or Disability.

(b) Notwithstanding paragraph (a) hereof, with respect to a Director who does not stand for reelection as a Director for the following Compensation Year, but who is still serving as a Director as of the last day of the Compensation Year for which he or she holds unvested Shares, such Shares shall not be forfeited but shall vest pursuant to Section 6.4 hereof.

6.7 Change in Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Section 6.7 shall apply in the event of a Change in Control, unless otherwise determined by the Administrator in connection with a Grant.

(a) Upon a Change in Control, except to the extent that another Grant meeting the requirements of paragraph (b) of this Section 6.7 (the “Replacement Grant”) is provided to the Director to replace such Grant (the “Replaced Grant”), all then-outstanding Shares that are not vested, shall vest in full and be free of restrictions related to the vesting of such Grants.

Except to the extent that a Replacement Grant is provided to the Director, the Administrator may, in its sole discretion, determine that any or all outstanding Grants made under the Plan will be canceled and terminated and that in connection with such cancellation and termination the holder of such Grant may receive for each Share of common stock subject to such Grant a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the value received by shareholders of the Company in respect of a Share of common stock in connection with such transaction.

(b) A Grant shall meet the conditions of a Replacement Grant under this Section 6.7(b) (and hence qualify as a Replacement Grant) if: (i) it has a value at least equal to the value of the Replaced Grant as determined by the Administrator in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable to the Director than the terms and conditions of the Replaced Grant (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Grant may take the form of a continuation of the Replaced Grant if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 6.7(b) are satisfied shall be made by the Administrator in its sole discretion.

(c) With respect to Grants for which a Deferral Election has been made under Article 7, such Deferred Benefits shall vest pursuant to paragraph (a) but the Deferral Election with respect to such Shares shall remain in place.

6.8 Dividends. On and after the Grant Date, Directors shall receive, as additional cash payments, amounts representing the cash dividends paid on their Shares. If, however, a Director elects to defer his or her Stock Compensation pursuant to Section 7.1(c) of this Plan, dividend equivalents shall accrue in the Deferred Stock Account from the Grant Date.

Article 7	Deferral Elections

7.1 Right to Elect Deferrals. A Director may elect a Deferred Benefit for any Deferral Year if he or she is a Director at the beginning of that Deferral Year or becomes a Director during that Deferral Year.

(a) A Deferral Election is valid when a Deferral Election Form is completed, signed by the electing Director, and received by the Administrator. Deferral Elections are governed by the provisions of this Article 7.

(b) Before each Deferral Year’s Election Date, each Director will be provided with a Deferral Election Form. Under the Deferral Election Form for a single Deferral Year, a Director may elect on or before the Election Date to defer the receipt of all or part of his or her Chair Fee (in 10% multiples), or all or part of his or her Director Fees (in 10% multiples), or a combination thereof for the Deferral Year, that will be earned and payable after the Election Date.

(c) Before each Deferral Year’s Election Date, a Director may also elect on his or her Deferral Election Form, to defer the receipt of all or part of his or her Stock Compensation granted during the Deferral Year (in 10% multiples).

(d) A Director’s Deferral Election Form for the Director’s Cash Compensation shall only be deferred as a Deferred Cash Benefit (in 10% increments of the deferred amount). A Director’s deferral of Stock Compensation shall only be deferred as a Deferred Stock Benefit (in 10% increments of the deferred amount). Except as provided in Section 7.4(c) hereof, a Director may not elect to convert a Deferred Cash Benefit to a Deferred Stock Benefit or to convert a Deferred Stock Benefit to a Deferred Cash Benefit.

(e) Each Distribution Election Form is part of the Deferral Election Form on which it appears or to which it states that it is related. The Administrator may allow a Director to file one Distribution Election Form for all of his or her Deferred Stock Benefits, all of his or her Deferred Cash Benefits or all of his or her Deferred Benefits. The Administrator may allow a Director to file multiple Distribution Election Forms that each relate to Deferred Stock Benefits, Deferred Cash Benefits, or both for one or more Deferral Years. The provisions of Article 8 of this Plan apply to any Deferred Benefit under this Plan if there is no operative Distribution Election Form for that Deferred Benefit.

(f) If the Administrator does so before the Election Date, the Administrator may (i) reject any Deferral Election Form or any Distribution Election Form or both, and the Administrator is not required to state a reason for any rejection, and (ii) modify any Distribution Election Form to the extent necessary to comply with any federal tax or securities laws or regulations. However, the Administrator’s rejection of any Deferral Election Form or any Distribution Election Form or the Administrator’s modification of any Distribution Election Form must be based upon action taken without regard to any vote of the Director whose Deferral Election Form or Distribution Election Form is under consideration, and the Administrator’s rejections must be made on a uniform basis with respect to similarly situated Directors. If the Administrator rejects a Deferral Election Form, the Director must be paid the amounts such Director would then have been entitled to receive if such Director had not submitted the rejected Deferral Election Form.

(g) Subject to the last paragraph of Section 8.1(c) hereof, a Director may not revise or revoke a Deferral Election Form or a Distribution Election Form after the Deferral Year begins. Any revocation before the beginning of the Deferral Year is the same as a failure to submit a Deferral Election Form or a Distribution Election Form. Any writing signed by a Director expressing an intention to revoke his or her Deferral Election Form or a related Distribution Election Form and delivered to the Administrator before the close of business on the relevant Election Date is a revocation.

(h) The Plan is unfunded. A Deferred Benefit is at all times a mere contractual obligation of the Company. The Company will not segregate any funds or assets for Deferred Benefits nor issue any notes or security for the payment of any Deferred Benefit.

(i) A Director has no control over Deferred Benefits except according to his or her Deferral Election Forms, Distribution Election Forms, and Beneficiary Designation Forms, and his or her right to select investments under Directed Investments, if applicable.

(j) A Deferred Cash Account and a Deferred Stock Account relating to a Director under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. Deferred Benefits are not subject to attachment or legal process for a Director’s debts or other obligations. Nothing contained in this Plan gives any Director any interest, lien, or claim against any specific asset of the Company. A Director or his or her Beneficiary has no rights to receive Deferred Benefits other than as a general creditor.

7.2 Effect of No Election. A Director who has not submitted a valid Deferral Election Form to the Administrator on or before the relevant Election Date may not defer his or her Cash Compensation or Stock Compensation for the applicable Deferral Year. The Deferred Benefit of a Director who submits a valid Deferral Election Form but fails to submit a valid Distribution Election Form for that Deferred Benefit before the relevant Election Date or who otherwise has no valid Distribution Election Form for that Deferred Benefit is governed by Article 8 of this Plan.

7.3 Deferred Cash Benefits.

(a) Deferred Cash Benefits will be set up in a Deferred Cash Account for each Director and credited with interest pursuant to Interest Crediting and subparagraph (b)(i) of this Section 7.3. Alternatively, in lieu of Interest Crediting, the Administrator may determine that Deferred Cash Accounts shall be credited with earnings and losses based on the experience of Directed Investments pursuant to subparagraph (b)(ii) of this Section 7.3. Deferred Cash Benefits are credited to the applicable Director’s Deferred Cash Account as of the day they would have been paid but for the deferral.

(b) (i) Initially, Interest will be credited to Deferred Cash Accounts based on the yield on the Barclays Capital U.S. Corporate Bond Index, as published in the Wall Street Journal or the Wall Street Journal On-Line, on the day preceding the day that interest is credited. Notwithstanding the preceding sentence, the Administrator may change the basis on which the interest rate is determined. Interest credits are accrued monthly on accumulated Deferred Cash Accounts.

(ii) At such time as the Administrator may determine that Directed Investments shall apply to Deferred Cash Benefits in lieu of Interest Crediting, the provisions of this subparagraph (ii) shall apply. Pursuant to Directed Investments, each Director shall complete a portfolio allocation form electing from among a series of hypothetical investment options designated by the Administrator into which the Deferred Cash Benefits shall be credited. The performance of a Director’s Deferred Cash Benefits shall be measured based upon the investment options selected. A Director’s Deferred Cash Benefits shall be credited with such hypothetical crediting rates calculated after any investment managers’ and other applicable expenses have been deducted. Investment options may be changed at such times and in the form and manner prescribed by the Administrator, with such form and manner typically being an on-line election made via a third party record keeper’s secure website. Except as otherwise determined by the Administrator, revised or changed investment elections shall be effective consistent with the timing disclosed on the third party record keeper’s secure website, typically by the next business day provided that the election is properly made before any stated deadlines. Directors’ Deferred Cash Benefits shall be credited daily with investment gains and losses as if such Benefits were invested in one or more of the Plan’s investment options, as selected by the Director, less administrative charges applied against the particular investment options. To the extent a Director fails to make an election pursuant to this subparagraph (ii), the Director shall be deemed to have elected that all Deferred Cash Benefits be invested in the investment option that constitutes the applicable default investment alternative as designated by the Administrator.

(iii) Interest shall accrue through the end of the month preceding the month of distribution of a Deferred Cash Benefit. Once Directed Investments are available under the Plan, interest and earnings and losses shall accrue through the latest date administratively practicable preceding the date of distribution of a Deferred Cash Benefit, which date is referred to in this Plan as the Cash Distribution Date.

7.4 Deferred Stock Benefits.

(a) Deferred Stock Benefits will be set up in a Deferred Stock Account for each electing Director and credited with earnings in accordance with subsection (b). A Director’s Deferred Stock Benefit is credited to the Director’s Deferred Stock Account as the number of shares of Common Stock awarded under Article 6 of this Plan.

(b) The basis for additional credits to Deferred Stock Accounts (in whole and fractional shares of Common Stock) will be based on the value of dividends paid on Common Stock and the Fair Market Value on the date that such dividends are paid on Common Stock. The value of a Deferred Stock Account at any relevant time equals the value of the shares of Common Stock as if the Stock Compensation deferred by the Director under the Plan and any additional credits under this Section 7.4 had been used to purchase Common Stock at the Fair Market Value on the date the Deferred Stock Account is being valued. Additional credits are accrued through the end of the month preceding the month of distribution of a Deferred Stock Benefit.

(c) Directors may exercise a one-time election to transfer some or all of the amounts deferred in their Deferred Stock Accounts to Deferred Cash Accounts which shall thereafter accrue value at either the Interest Crediting rate or as Directed Investments pursuant to Section 7.3(b), as applicable, provided, that, the one-time election right under this Section 7.4(c) shall be available only if (i) at the time of such election, the Director has completed 5 or more years of service on the Board, (ii) the Director shall satisfy the Company’s stock holding requirements then in effect following such transfer, and (iii) the Director’s election is made during an open window period as defined in the Company’s Insider Trading Policy.

Article 8	Distributions

8.1 Time and Form of Payments.

(a) According to a Director’s Distribution Election Form, a Deferred Cash Benefit (including a Deferred Cash Benefit pursuant to Section 7.4(c)) will be distributed in cash and a Deferred Stock Benefit will be distributed in shares of Common Stock equal to the number of whole shares of Common Stock credited to the Director’s Deferred Stock Account determined as of the last day of the month preceding the month of distribution. However, cash will be paid in lieu of a fractional share of Common Stock credited to the Director’s Deferred Stock Account as of the last day of the month preceding the month of distribution.

(b) Except for distributions triggered by a Director’s Disability, Deferred Benefits will be paid in a lump sum unless the Director’s Distribution Election Form specifies annual installment payments over a period of up to 10 years. A Deferred Benefit payable in installments will continue to accrue additional credits under Plan subsection 7.3(b) or 7.4(b), as applicable, on the unpaid balance of a Deferred Cash Account and Deferred Stock Account through the end of the month preceding the month of distribution or the Cash Distribution Date, as applicable.

(c) Unless otherwise specified in a Director’s Distribution Election Form, any lump sum payment will be paid or installment payments will begin to be paid on the February 15 of the year after the Director’s sixty-fifth birthday or on the February 15 of the year after the Director’s Termination, if earlier. For distributions that would automatically be caused under the preceding sentence by a Director’s Termination (other than due to death or Disability) or for distributions that would otherwise automatically begin because a Director reaches age sixty-five, the Director may elect on his or her Distribution Election Form that payments are to begin:

(i) on the February 15 following his or her Termination, without regard to his or her age; or

(ii) on the February 15 following the later of his or her Termination and his or her attainment of a specified age; or

(iii) even if the Director does not Terminate, on the February 15 following his or attainment of a specified age.

For purposes of these distribution election alternatives, the specified age must be not less than the Director’s age two years from the Election Date pertaining to the applicable Deferral Year. A Director may amend his or her Distribution Election Form to postpone the commencement of benefit payments only if (i) the amendment is made at least twelve months before the date distributions would otherwise have commenced, (ii) the amended payment date is at least five years after the original payment date, and (iii) the amendment otherwise conforms to the requirements of the Plan and Section 409A.

8.2 Disability. If a Director becomes Disabled, Deferred Benefits will be paid to such Director in annual installment payments over a period of 10 years commencing on the date his or her Disability is certified by the Administrator.

8.3 Death. Upon a Director’s death, his or her Beneficiary will receive his or her portion of the Director’s Deferred Cash Account and Deferred Stock Account in a lump sum payment as soon as administratively feasible following the Director’s death.

Article 9	Hardship Distributions

(a) At the request of a Director before or after the Director’s Termination, or at the request of any of the Director’s Beneficiaries after the Director’s death, a Director’s Deferred Benefits under this Plan shall be paid in the event of a Financial Emergency. An accelerated distribution on account of a Financial Emergency must be limited to the amount determined by the Administrator to be necessary to satisfy the Financial Emergency plus amounts necessary to pay applicable income taxes and penalties.

(b) For purposes of an accelerated distribution under this section, the Deferred Stock Benefit’s value is determined by the value of the Deferred Stock Account, as set out in Article 7.4(b), at the time of distribution.

(c) Distributions under this section must first be made from the Director’s Deferred Cash Account before accelerating the distribution of any amount attributable to a Deferred Stock Benefit.

(d) A distribution under this section is in lieu of that portion of the Deferred Benefit that would have been paid otherwise. A Deferred Cash Benefit is adjusted for a distribution under this section by reducing the Director’s Deferred Cash Account by the amount of the distribution. A Deferred Stock Benefit is adjusted for a distribution under this section by reducing the value of the Director’s Deferred Stock Account by the amount of the distribution.

Article 10	Beneficiary Designation

Each Director under this Plan may, from time to time, name a Beneficiary or Beneficiaries (who may be named contingently or successively) who will receive any Stock Compensation or unpaid Deferred Benefit under this Plan in case of the Director’s death before his or her Stock Compensation vests or Deferred Benefits are paid. Each such designation shall revoke all prior designations by the same Director, shall be in a form prescribed by the Administrator, and will be effective only when filed by the Director in writing with the Company during the Director’s lifetime. In the absence of any such Beneficiary designation, benefits remaining unpaid at the Director’s death shall be paid to the default Beneficiary specified under Section 2.6.

Article 11	Successors

All obligations of the Company under this Plan with respect to Grants made hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 12	Amendment, Modification, Suspension, and Termination

12.1 Amendment, Modification, Suspension, and Termination. The Administrator may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part,

provided, however, that no such amendment shall increase the number of Shares that may be granted to any Director, except as otherwise described in this Plan, or increase the total number of Shares that may be granted under the Plan. In addition, any amendment of the Plan must comply with the rules of the NYSE and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

12.2 Plan Termination. Except for a termination of the Plan caused by the determination of the Board that the laws upon which the Plan is based have changed in a manner that negates the Plan’s objectives, this Plan may not be altered, amended, suspended, or terminated without the majority consent of all Directors who are Directors if that action would result either in a distribution of all Deferred Benefits in any manner other than as provided in this Plan or that would result in immediate taxation of Deferred Benefits to Directors.

Upon termination of the Plan, all vested benefits shall be paid upon the earliest to occur of the following events:

1.	Termination and liquidation of the Plan within 12 months of a qualifying corporate dissolution or bankruptcy;

2.	Termination and liquidation of the Plan pursuant to irrevocable action of the Company within 30 days before, or 12 months after, a Change in Control that qualifies as a distribution event under Section 409A;

3.	A termination and liquidation of the Plan (i) that does not occur proximate to a downturn in the Company’s financial condition; (ii) where all plans required to be aggregated with the Plan are terminated; (iii) where no liquidation payments are made for at least 12 months after the Plan is terminated; (iv) where all payments are made by 24 months after the Plan is terminated; and (v) where the Company does not adopt a new plan of the same type, for at least three years after the Plan is terminated; or

4.	The occurrence of an applicable distribution event pursuant to the other terms of the Plan.

Distributions made under this Section 12.2, other than pursuant to paragraph 4 above, shall be paid in the form of a lump sum.

12.3 Adjustment of Grants Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Administrator may make adjustments in the terms and conditions of, and the criteria included in, Grants in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Administrator as to the foregoing adjustments, if any, shall be conclusive and binding on Directors under this Plan.

12.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Plan shall be amended, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting a Grant under this Plan, a Director agrees to any amendment made pursuant to this Section 12.4 to any Grant made granted under the Plan without further consideration or action.

Article 13	General Provisions

13.1 Legend. The certificates for Shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer of such Shares.

13.2 Non-Assignability. Deferred Benefits may not be assigned by a Director or Beneficiary.

13.3 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.4 Requirements of Law. The granting and issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.5 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

13.6 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

13.7 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

13.8 Unfunded Plan. Directors shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Director, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

13.9 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Administrator to adopt such other compensation arrangements as it may deem desirable for any Director.

13.10 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

13.11 Governing Law. The Plan and each Grant and Deferred Benefit hereunder shall be governed by the laws of the State of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Recipients of a Grant or Deferred Benefit under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Virginia, to resolve any and all issues that may arise out of or relate to this Plan.

13.12 Section 409A. Notwithstanding any other provision of this Plan, it is intended that all benefits under this Plan that are subject to Section 409A, including vested Stock Compensation that has been deferred pursuant to Article 7, shall satisfy the provisions of Section 409A and this Plan shall be interpreted and administered, as necessary, to comply with such provisions.

13.13 Notices. Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail to the person at his or her last known business address.

13.14 Waiver. The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

13.15 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.